                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                             BEYOND.COM CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

          ---------------------------------------------------------------------

                               [BEYOND.COM LOGO]
                                ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD SEPTEMBER 7, 2000

   To the Stockholders of Beyond.com Corporation:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Beyond.com Corporation, a Delaware corporation (the "Company"), will be held at the Company's corporate offices at 3200 Patrick Henry Drive, Santa Clara, California, on September 7, 2000, at 2:00 p.m., Pacific daylight time, for the following purposes:

     1. To elect four directors of the Company to serve until the 2001 Annual Meeting of Stockholders.

     2. To approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock;

     3. To ratify the appointment of Ernst & Young LLP as the independent auditors for the Company for the year ending December 31, 2000.

     4. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement which is attached and made a part hereof.

     The Board of Directors has fixed the close of business on July 14, 2000 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE PROVIDED TO ENSURE YOUR REPRESENTATION AND THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. IF YOU SEND IN YOUR PROXY CARD AND THEN DECIDE TO ATTEND THE ANNUAL MEETING TO VOTE YOUR SHARES IN PERSON, YOU MAY STILL DO SO. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE PROXY STATEMENT.

                                             By Order of the Board of Directors,

                                             Richard Scudellari
                                             Secretary

Santa Clara, California
August ___, 2000

                             BEYOND.COM CORPORATION
                            3200 PATRICK HENRY DRIVE
                          SANTA CLARA, CALIFORNIA 95054
                                 ---------------

                                 PROXY STATEMENT

GENERAL INFORMATION

     This Proxy Statement is furnished to stockholders of Beyond.com Corporation, a Delaware corporation (the "Company"), in connection with the solicitation by the Board of Directors (the "Board") of the Company of proxies in the accompanying form for use in voting at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on September 7, 2000, at 2:00 p.m., Pacific daylight time, the Company's corporate offices at 3200 Patrick Henry Drive, Santa Clara, California, and any adjournment or postponement thereof. The shares represented by the proxies received, properly marked, dated, executed and not revoked will be voted at the Annual Meeting.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering to the Company (to the attention of the Secretary) a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

SOLICITATION AND VOTING PROCEDURES

     The solicitation of proxies will be conducted by mail and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company's Common Stock. The Company may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation. The Company will request brokers and nominees who hold stock in their names to furnish proxy material to beneficial owners of the shares and will reimburse such brokers and nominees for their reasonable expenses incurred in forwarding solicitation material to such beneficial owners.

     The close of business on July 14, 2000 has been fixed as the record date (the "Record Date") for determining the holders of shares of Common Stock of the Company entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, the Company had approximately 38,055,126 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. The presence at the Annual Meeting of a majority, or approximately 19,027,564 of these shares of Common Stock of the Company, either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Each outstanding share of Common Stock on the Record Date is entitled to one vote on all matters.

     An automated system administered by the Company's transfer agent will tabulate votes cast by proxy at the Annual Meeting, and an employee of the transfer agent will tabulate votes cast in person at the Annual Meeting. Each share of Common Stock outstanding on the record date will be entitled to one vote on all matters. The amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock will require the affirmative vote of the majority of the issued and outstanding shares of the Company's Common Stock. The ratification of the independent auditors for the Company for the current year will require the affirmative vote of a majority of the shares of the Company's Common Stock present or represented and entitled to vote at the Annual Meeting. Because abstentions are treated as shares present or represented and entitled to vote for the purposes of determining whether a matter has been approved by the stockholders, abstentions have the same effect as negative votes.

     In a 1988 Delaware case, Berlin v. Emerald Partners, the Delaware Supreme Court held that, while broker non-votes should be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of votes cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, broker non-votes and shares as to which proxy authority has been withheld with respect to any matter are not deemed to be entitled to vote for purposes of determining whether stockholder approval of that matter has been obtained and effectively count as votes against Proposal No. 2, the amendment to the Certificate of Incorporation, as amended. However, with respect to Proposal No. 3, which requires the affirmative vote of a majority of the shares present and entitled to vote, broker non-votes shall have no effect.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Requirements for Stockholder Proposals to be Brought Before an Annual Meeting. For stockholder proposals to be considered properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice therefor in writing to the Secretary of the Company. To be timely for the Company's 2001 Annual Meeting of Stockholders, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not later than December 29, 2000. A stockholder's notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares of the Company which are beneficially owned by the stockholder and (iv) any material interest of the stockholder in such business.

     Requirements for Stockholder Proposals to be Considered for Inclusion in the Company's Proxy Materials. Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 and intended to be presented at the Company's 2001 Annual Meeting of Stockholders must be received by the Company not later than December 15, 2000 in order to be considered for inclusion in the Company's proxy materials for that meeting.


                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

     As set by the Board of Directors (the "Board" or "Board of Directors") pursuant to the Bylaws of the Company, the authorized number of directors is currently set at four. Four directors will be elected at the Annual Meeting. The four nominees receiving the highest number of affirmative votes will be elected as directors. Unless otherwise instructed, the proxy holders will vote the proxies they receive for the four nominees of the Board of Directors named below. In the event that any nominee of the Board is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible, with any required selection among such nominees to be determined by the proxy holders.

     Certain information about the director nominees, is furnished below.

     WILLIAM S. MCKIERNAN is a co-founder of our Company and has served as our Chairman of the Board of Directors since March 1998. From our inception in 1994 to March 1998, Mr. McKiernan served as its President and Chief Executive Officer. Mr. McKiernan also currently serves as Chairman of the Board of Directors and Chief Executive Officer of CyberSource Corporation. From 1992 to 1994, Mr. McKiernan held a number of positions at McAfee Associates, Inc. (now known as Network Associates), including President and Chief Operating Officer, the positions he held during its initial public offering in October 1992. Prior to joining McAfee Associates in 1992, Mr. McKiernan was Vice President of Princeton Venture Research Inc., an investment banking and venture consulting firm from 1990 to 1992. Mr. McKiernan has also held management positions with IBM/ROLM and Price Waterhouse. Mr. McKiernan holds a Master's degree in Business Administration from the Harvard Business School.

     RONALD S. SMITH serves as our President, Chief Executive Officer and a member of our Board of Directors. Prior to joining us, Mr. Smith was President of Merisel, North American Distribution and President of Merisel Canada. Prior to joining Merisel, Mr. Smith was Chief Executive Officer of Cygnet Storage Systems. From 1994 through 1997, Mr. Smith was President and Chief Executive Officer of NCR Canada, Ltd., the Canadian affiliate of NCR Corporation. Mr. Smith holds a Bachelor of Science degree in math and physics from Dalhousie University and a Bachelor of Mechanical Engineering degree from The Technical University of Nova Scotia.

     MARK W. BAILEY joined our Board of Directors in April 2000. Mr. Bailey has been Chief Executive Officer of WebPartner since November 1999 and Chairman of WebPartner since 1997. Prior to becoming WebPartner's Chief Executive Officer, Mr. Bailey was Vice President of Business Development at Healtheon Corporation from July 1998 to October 1999. For six months prior to joining Heathen, Mr. Bailey served as general partner of Venrock Associates, the venture capital arm of the Rockefeller family. From 1989 to 1997, Mr. Bailey was Senior Vice President of Business Development at Symantec Corporation. Mr. Bailey holds a Bachelor of

Science degree in Electrical Engineering and Computer Science (BSE) from Princeton University, where he graduated cum laude. He also holds a Master's degree in Business Administration from Harvard Business School.

     RICHARD SCUDELLARI was a Director of the Company since our inception through March 1998. Mr. Scudellari rejoined the board in April 2000. Mr. Scudellari has been a partner at Morrison & Foerster LLP, a law firm, since February 1999. From 1990 to January 1999, Mr. Scudellari was a partner at Jackson Tufts Cole & Black, LLP, a law firm. Mr. Scudellari is also a member of the board of directors of CyberSource Corporation. Mr. Scudellari holds a Bachelor of Science degree and Juris Doctorate degree from Boston College.

            THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR
                    THE ELECTION OF THE NOMINEES NAMED ABOVE

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During 1999, the Board met [eight] times. No director then in office attended fewer than 75% of all the meetings of the Board and its committees on which he or she served after becoming a member of the Board. The Board has two committees: the Audit Committee and the Compensation Committee. The Board does not have a nominating committee or a committee performing the functions of a nominating committee. Although there are no formal procedures for stockholders to recommend nominations, the Board will consider stockholder recommendations. Such recommendations should be addressed to the Company's Secretary, at the Company's principal executive offices.

     The Audit Committee, which held [one] meeting in 1999, consisted of Bert Kolde and Ronald Posner, through March 2000. The current members of the Audit Committee are Messrs. Bailey and Scudellari. The Audit Committee recommends engagement of the Company's independent auditors and is primarily responsible for approving the services performed by the Company's independent auditors and for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls.

     The Compensation Committee, which held [two] meetings in 1999, consisted of Douglas Carlston and John S. Chen through March 2000. The current members of the Compensation Committee are Messrs. Bailey and Scudellari. The Compensation Committee's functions are to establish and apply the Company's compensation policies with respect to its executive officers and other employees. In addition, the Compensation Committee administers the Company's incentive compensation and benefit plans.

DIRECTOR COMPENSATION

     The Company pays non-employee directors an annual director's fee in the amount of $10,000, in quarterly installments.

     In January 1999, the Company granted Mr. Kolde (who resigned from the Company's Board in April 2000) an option to purchase 10,000 shares of common stock at an exercise price of $20.75 per share.

     The 1999 Stock Incentive Plan provides for initial grants of 20,000 shares upon appointment to the Board of Directors and subsequent grants of 5,000 shares following the conclusion of each Annual Meeting of Stockholders commencing with the 2000 Annual Meeting of Stockholders. These options vest over four years.

     In March 1999, we granted each of Messrs. Carlston, Chen and Posner (Messrs. Carlston and Chen each resigned from the Company's Board in April 2000 and Mr. Posner resigned in July 2000) options to purchase 20,000 shares of common stock at an exercise price of $23.75 per share under the 1998 Stock Option Plan. These options vest over four years with 25% of the total shares granted vesting in March 2000 and the remaining shares vesting monthly thereafter through March 2003, contingent upon continuous service as a Director. Each of Messrs. Carlston, Chen and Posner waived his rights to the initial automatic option grants under the Company's 1998 Stock Option Plan.

RELATIONSHIPS AMONG DIRECTORS OR EXECUTIVE OFFICERS

     There are no family relationships among any of the directors or executive officers of the Company.

                                 PROPOSAL NO. 2

                   APPROVAL OF AMENDMENT TO THE CERTIFICATE OF
                   INCORPORATION TO INCREASE AUTHORIZED SHARES
                                 OF COMMON STOCK

GENERAL

     The Company's Certificate of Incorporation, as amended (the "Certificate"), as currently in effect, provides that the Company is authorized to issue two classes of stock, consisting of 70,000,000 shares designated Common Stock, $0.001 par value per share, and 15,000,000 shares designated Preferred Stock, $0.001 par value per share.

     On June 20, 2000, the Board of Directors of the Company authorized an amendment to the Certificate, subject to stockholder approval, to increase the authorized number of shares of Common Stock by 50,000,000 shares to a total of 120,000,000 shares. Under the proposed amendment, the first paragraph of Article IV of the Certificate would be amended to read as follows:

     "This Corporation is authorized to issue two classes of shares of stock, designated "Common Stock" and "Preferred Stock." The total number of shares that this Corporation is authorized to issue is one hundred and thirty-five million (135,000,000) shares. The number of shares of Common Stock authorized is one hundred and twenty million (120,000,000) shares, $0.001 par value per share. The number of shares of Preferred Stock authorized is fifteen million (15,000,000) shares, $0.001 par value per share. The holders of Common Stock shall be entitled to one vote for each share in all matters required or permitted to be voted on by stockholders of the Corporation."

     The stockholders are being asked to approve such Amendment to the Certificate. The authorized but unissued shares of Common Stock would be available for issuance from time to time for such purposes and for such consideration as the Board of Directors may determine to be appropriate without further action by the stockholders, except for those instances in which applicable law or Nasdaq National Market rules require stockholder approval.

     Of the 70,000,000 currently authorized shares of Common Stock, 38,055,126 shares were issued and outstanding as of July 14, 2000 and an aggregate of approximately 12,741,315 shares of Common Stock were reserved for issuance as follows: approximately 358,423 shares were reserved for issuance upon exercise of outstanding warrants; approximately 10,747,849 shares were reserved for shares issuable upon exercise of options outstanding and available under the Company's stock option plans; 946,762 shares were reserved for shares issuable under the Employee Stock Purchase Plan and 688,281 shares were reserved for shares issuable under the Chairman Grant Program.

PURPOSE AND EFFECT OF THE AMENDMENT

     The Board of Directors believes that it is in the Company's best interests to increase the number of authorized shares of Common Stock in order to have additional authorized but unissued shares available for issuance to meet business needs as they arise without the expense and delay of a special meeting of stockholders. The Board of Directors believes that the availability of such shares will provide the Company with the flexibility to issue Common Stock for proper corporate purposes which may be identified by the Board of Directors in the future. For example, such shares may be issued in the event the Board of Directors determines that it is necessary or appropriate to permit a future stock dividend or stock split, to raise additional capital, to acquire another corporation or its business or assets, to establish a strategic relationship with a corporate partner or to issue shares under management incentive or employee benefit plans. The Board does not intend to authorize the issuance of any such shares except upon terms the Board deems to be in the best interests of the Company.

     The Board of Directors has not authorized or taken any action with respect to the issuance of any such shares and has no present agreement, arrangement or understanding with respect to the issuance of any such shares. The Board of Directors, however, does anticipate that shares likely will be issued in connection with a capital raising transaction although no specific transaction has been identified. In addition, these shares may be used to pay interest on the Company's 10 7/8% Convertible Subordinated Notes due December 1, 2003 or if such Notes are converted into Common Stock.

     If the Amendment to the Certificate is approved by the stockholders, the Board of Directors does not intend to solicit further stockholder approval prior to the issuance of any additional shares of Common Stock, except as may be required by applicable law or Nasdaq National Market rules. The increase in authorized Common Stock will not have any immediate effect on the rights of existing stockholders. To the extent that the additional authorized shares are issued in the future, they will decrease the existing stockholders' percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the existing stockholders. Holders of the Company's securities have no statutory preemptive rights with respect to issuance of Common Stock.

     The Company last increased its authorized Common Stock from 50,000,000 shares to 70,000,000 shares in June 1999.

POTENTIAL ANTI-TAKEOVER EFFECT

     The increase in the authorized number of shares of Common Stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change-in-control of the Company without further action by the stockholders. Shares of authorized and unissued Common Stock could (within the limits imposed by applicable law) be issued in one or more transactions that would make a change-in-control of the Company more difficult, and therefore less likely. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of Common Stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company. By potentially discouraging initiation of any such unsolicited takeover attempt, the proposed Amendment may limit the opportunity for the Company's stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The proposed Amendment may have the effect of permitting the Company's management, including the current Board of Directors, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of the Company's business. However, the Board of Directors is not aware of any attempt to take control of the Company and the Board of Directors has not presented this proposal with the intent that it be utilized as a type of anti-takeover device.

REQUIRED VOTE

     The adoption of the Amendment to the Certificate requires the affirmative vote of not less than a majority of the votes entitled to be cast by all shares of Common Stock issued and outstanding on the record date. The effect of abstentions and broker non-votes, if any, will be the same as that of a vote against the proposal. If the Amendment to the Certificate is not so approved, the Company's authorized capital stock will not change.

            THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR
              THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO
            INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK

                                 PROPOSAL NO. 3

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has selected Ernst & Young LLP, independent auditors, to audit the financial statements of the Company for 2000 and recommends that the stockholders ratify such selection. In the event that a majority of the shares voting are not voted in favor of ratification, the Board will reconsider its selection. Unless otherwise instructed, the proxy holders will vote the proxies they receive for the ratification of Ernst & Young LLP as the independent auditors for 2000. Representatives of Ernst & Young LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION
       OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR 2000

                                   MANAGEMENT

     The following table sets forth certain information about our executive officers and directors.

      NAME                             AGE                POSITION WITH COMPANY
      ----                                                ---------------------
      William S. McKiernan..........   43    Chairman of the Board of Directors
      Ronald S. Smith...............   59    President, Chief Executive Officer and Director
      Curtis A. Cluff...............   34    Senior Vice President and Chief Financial
                                             Officer
      Eric A. Chatham...............   37    Senior Vice President, Infrastructure
                                             Engineering and Chief Information Officer
      Montgomery B. Mars............   36    Senior Vice President, Corporate Development
                                             and Finance
      Brian C. Mellea...............   46    Vice President, Marketing
      Mark. W. Bailey...............   41    Director
      Richard Scudellari............   43    Director

     WILLIAM S. MCKIERNAN is our co-founder and has served as our Chairman of the Board of Directors since March 1998. From our inception in 1994 to March 1998, Mr. McKiernan served as our President and Chief Executive Officer. Mr. McKiernan also currently serves as Chairman of the Board of Directors and Chief Executive Officer of CyberSource Corporation. From 1992 to 1994, Mr. McKiernan held a number of positions at McAfee Associates, Inc. (now known as Network Associates), including President and Chief Operating Officer, the positions he held during its initial public offering in October 1992. Prior to joining McAfee Associates in 1992, Mr. McKiernan was Vice President of Princeton Venture Research Inc., an investment banking and venture consulting firm from 1990 to 1992. Mr. McKiernan has also held management positions with IBM/ROLM and Price Waterhouse. Mr. McKiernan holds a Master's degree in Business Administration from the Harvard Business School.

     RONALD S. SMITH serves as our President, Chief Executive Officer and a member of our Board of Directors. Prior to joining us, Mr. Smith was President of Merisel, North American Distribution and President of Merisel Canada. Prior to joining Merisel, Mr. Smith was Chief Executive Officer of Cygnet Storage Systems. From 1994 through 1997, Mr. Smith was President and Chief Executive Officer of NCR Canada, Ltd., the Canadian affiliate of NCR Corporation. Mr. Smith holds a Bachelor of Science degree in math and physics from Dalhousie University and a Bachelor of Mechanical Engineering degree from The Technical University of Nova Scotia. Mr. Smith's employment with us is pending the approval of his Visa application to grant him permission to work in the United States.

     CURTIS A. CLUFF serves as our Senior Vice President and Chief Financial Officer. Prior to joining us in July 2000, Mr. Cluff was Vice President of Finance of Merisel Inc. and Senior Financial Officer of Merisel's North America distribution from 1996 to 2000. From 1994 to 1996, Mr. Cluff was Controller of U.S. Pacific Operations for Westburn Inc., a multi-billion dollar integrated distributor of industrial supplies. Mr. Cluff holds a Bachelor of Science degree in Business Administration from the California Polytechnic University of Pomona and is a certified public accountant.

     ERIC A. CHATHAM serves as our Senior Vice President of Infrastructure Engineering and Chief Information Officer. Previously Mr. Chatham served as Vice President of Infrastructure Engineering. Prior to joining us, Mr. Chatham was the Director of Operations and Crisis Management for eBay from April 1999 to October 1999. Prior to joining eBay, Mr. Chatham served as Director of Operations and Corporate Integration for Informix from December 1998 until February 1999. Prior to joining Informix, Mr. Chatham served as Director of MIS and Operations from December 1997 until December 1998 and Manager of Desktop and Server Support from April 1996 until December 1997 for Red Brick Systems. Mr. Chatham holds a Bachelor of Science degree, with a concentration in computer sciences, from Humboldt State University.

     MONTGOMERY B. MARS serves as our Senior Vice President of Corporate Development and Finance. Previously, Mr. Mars was Vice President of Business and Corporate Development. Prior to joining us, Mr. Mars ran his own management consulting business for early stage technology companies from January 1998 to January 1999 and held Vice President and Director level positions at Mercator Genetics and Ixsys Inc from 1994 to 1996. Mr. Mars was also a Corporate Attorney at Latham & Watkins. Mr. Mars holds a Bachelor of Science degree in Biochemistry from UC Davis, a Juris Doctorate degree from the University of Southern California and a Masters degree in Business Administration from the Wharton School at the University of Pennsylvania.

     BRIAN C. MELLEA became our Vice President of Marketing in April 1999. Prior to joining us, Mr. Mellea was Director of Marketing at Inpart from 1998 until 1999. Prior to joining Inpart, Mr. Mellea served as Senior Marketing Manager for Apple Computer from 1989 to 1997. Mr. Mellea holds a Bachelor of Science in Civil Engineering from Worcester Polytechnic Institute, a Master of Science in Engineering from MIT, and a Masters degree in Business Administration from Harvard Business School.

     MARK W. BAILEY joined our Board of Directors in April 2000. Mr. Bailey has been Chief Executive Officer of WebPartner since November 1999 and Chairman of WebPartner since 1997. Prior to becoming WebPartner's Chief Executive Officer, Mr. Bailey was Vice President of Business Development at Healtheon Corporation from July 1998 to October 1999. For six months prior to joining Healtheon, Mr. Bailey served as general partner of Venrock Associates, the venture capital arm of the Rockefeller family. From 1989 to 1997, Mr. Bailey was Senior Vice President of Business Development at Symantec Corporation. Mr. Bailey holds a Bachelor of Science degree in Electrical Engineering and Computer Science (BSE) from Princeton University, where he graduated cum laude. He also holds a Master's degree in Business Administration from Harvard Business School.

     RICHARD SCUDELLARI was a member of our Board of Directors since our inception through March 1998. Mr. Scudellari rejoined the Board in April 2000. Mr. Scudellari has been a partner at Morrison & Foerster LLP, a law firm, since February 1999. From 1990 to January 1999, Mr. Scudellari was a partner at Jackson Tufts Cole & Black, LLP, a law firm. Mr. Scudellari is also a member of the board of CyberSource Corporation. Mr. Scudellari holds a Bachelor of Science degree and Juris Doctorate degree from Boston College.

EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning compensation of and stock options granted to each of the persons serving as the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (collectively, the "Named Executive Officers") for the fiscal year ended December 31, 1999.

                           SUMMARY COMPENSATION TABLE


                                                                                                         LONG TERM
                                                                                                        COMPENSATION
                                                                        ANNUAL COMPENSATION              SECURITIES
                                                                ----------------------------------       UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION                                     YEAR        SALARY($)      BONUS($)       OPTIONS(#)    COMPENSATION
---------------------------                                     ----        ---------      --------     -------------   ------------
Mark L. Breier(1) ........................................      1999      $ 290,000      $  34,000        250,000         $    --
  President and Chief Executive Officer                         1998        150,000         37,500      1,000,000          65,000(2)
Gordon F. Jones(3) .......................................      1999        145,000         78,000        140,000              --
  Senior Vice President and Chief Information Officer
Mala Anand(4) ............................................      1999        205,000         15,000         45,000              --
  Vice President, Engineering                                   1998         92,000             --        180,000              --
Kendall M. Fargo(5) ......................................      1999        124,000         91,000         60,000              --
  Vice President, Corporate Operations                          1998         70,000        134,000         40,000              --
                                                                1997         45,000         50,000         50,000              --
John D. Vigouroux(6) .....................................      1999        189,000         13,000         36,250              --
  Senior Vice President, Sales and Marketing                    1998         22,000             --        145,000              --


----------

(1) Mr. Breier was hired in March 1998 and resigned as President and CEO in January 2000.

(2)  Represents a relocation allowance.

(3)  Mr. Jones was hired in May 1999 and resigned in July 2000.

(4)  Ms. Anand was hired in June 1998 and resigned in March 2000.

(5) Mr. Fargo had been with the Company since its inception and resigned in July 2000.

(6)  Mr. Vigouroux was hired in October 1998 and resigned in July 2000.

STOCK OPTION INFORMATION

     The following table sets forth certain information with respect to stock options granted in fiscal 1999 to the Named Executives Officers.

                          OPTION GRANTS IN FISCAL 1999

                                NUMBER OF                    INDIVIDUAL GRANTS(1)                POTENTIAL REALIZABLE VALUE
                                             ----------------------------------------------
                               SECURITIES      % OF TOTAL                                          AT ASSUMED ANNUAL RATES
                               UNDERLYING    OPTIONS GRANTED       EXERCISE                         OF STOCK APPRECIATION
                                OPTIONS      TO EMPLOYEES IN        PRICE        EXPIRATION           FOR OPTION TERM(4)
                                                                                                ----------------------------
NAME                            GRANTED(#)    FISCAL YEAR(2)     ($/SHARE)(3)       DATE           5%($)            10%($)
----                           -----------   ---------------     -----------    -----------     ----------       -----------
Mark L. Breier ............      250,000         7.09%            $32.1250       4/22/2009      $13,082,060      $20,830,994
Gordon F. Jones ...........      140,000         3.97%             24.0625       5/07/2009        5,487,339        8,737,670
Mala Anand ................       45,000         1.28%               20.75       6/15/2009        1,520,980        2,421,907
Kendall M. Fargo ..........        5,000         0.14%               22.75       4/01/2009          185,287          295,038
                                  55,000         1.56%                7.75      10/27/2009          694,316        1,105,583
John D. Vigouroux .........       36,250         1.03%                7.75      10/27/2009          457,618          728,680

---------
(1) Each of these options vests over four years at a rate of 25% of the shares subject to the option after one year and the remaining shares subject to the option at the rate of 1/48 per month thereafter. Each of these options has a ten-year term.

(2) Based on an aggregate of 3,528,457 options granted by the Company during the fiscal year ended 1999 to employees of and consultants to the Company including the Named Executives.

(3) The exercise price per share of each option was equal to the fair market value of the common stock on the date of grant as determined by the Board of Directors.

(4) The potential realizable value is calculated based on the term of the option at its time of grant (ten years). It is calculated assuming that the fair market value of the common stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price.



     The following table sets forth certain information regarding stock options held as of December 31, 1999 by the Named Executive Officers.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES

                                                                      NUMBER OF SECURITIES
                                                                     UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED
                                    SHARES                                OPTIONS AS OF          IN-THE-MONEY OPTIONS AS OF
                                  ACQUIRED ON       VALUE             DECEMBER 31, 1999(#)         DECEMBER 31, 1999($)(1)
                                                                  -----------------------------  ---------------------------
NAME                              EXERCISE(#)     REALIZED($)     EXERCISABLE    UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                              ----------      -----------     -----------    -------------   -----------   -------------
Mark L. Breier ............          25,274        $427,131         412,226         812,500      $2,148,728      $2,932,031
Gordon F. Jones ...........              --              --              --         140,000              --              --
Mala Anand ................              --              --          67,500         157,500              --              --
Kendall M. Fargo ..........          10,000         269,833          58,458         111,042         388,078         217,544
John D. Vigouroux .........              --              --          42,292         138,958           5,287          15,104

---------

(1) The value of unexercised "in-the-money" options represents the difference between the exercise price of stock options and $7.8125, the closing sales price of the common stock on December 31, 1999.

EMPLOYMENT AGREEMENTS

     We and Mark L. Breier (who was our President and Chief Executive Officer through January 2000) are parties to an employment agreement dated March 23, 1998 (the "Breier Agreement"). Mr. Breier's annual base salary under the Breier Agreement was $200,000, subject to good faith adjustment by our Board of Directors. In addition, Mr. Breier was eligible to participate in the our executive benefit plans and to earn an annual bonus in the amount of $50,000, payable quarterly, based on achievement of objectives mutually determined by Mr. Breier and our Board of Directors at the beginning of each year of employment. The Breier Agreement also provides that under certain circumstances, in the event that Mr. Breier is terminated, Mr. Breier shall continue to receive his base salary for 12 months.

     Pursuant to the Breier Agreement, we granted an option to purchase 1,000,000 shares of common stock to Mr. Breier on March 30, 1998, under the 1995 Stock Option Plan. This option has an exercise price of $2.60 per share and is governed generally by the terms of the 1995 Stock Option Plan, with certain limited exceptions including acceleration of the vesting in connection with a change of control (as defined in the Breier Agreement).

     Pursuant to the Breier Agreement, we granted an option to purchase 1,000,000 shares of common stock to Mr. Breier on March 30, 1998, under the 1995 Stock Option Plan. This option has an exercise price of $2.60 per share and is governed generally by the terms of the 1995 Stock Option Plan, with certain limited exceptions including acceleration of the vesting in connection with a change of control (as defined in the Breier Agreement).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the members of the Company's Compensation Committee is an officer or employee of Beyond.com. Two of the four members of the Company's Board of Directors also serve as members of the Board of Directors of CyberSource Corporation. Other than with respect to CyberSource, no interlocking relationship exists between the Company's Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has such an interlocking relationship existed in the past.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

OPTION GRANTS AND AGREEMENTS WITH EXECUTIVE OFFICERS AND DIRECTORS

     In April 1999, we loaned Gordon F. Jones, our Senior Vice President, Chief Information Officer, $117,000 to assist Mr. Jones' transition to working for us. This loan is memorialized in a promissory note issued by Mr. Jones to us, which provides for repayment by October 1999, and bears interest at a rate of 6.5% compounded annually. In July 1999, Mr. Jones had fully repaid the principal plus all interest incurred.

     In January 2000, our Board of Directors adopted the Chairman Grant Program and reserved 1,000,000 shares of common stock for issuance to selected full-time employees under this plan. William S. McKiernan, our Chairman of the Board, agreed to contribute 1,000,000 shares of our common stock owned by him to the Plan over the one year term of the Plan. Shares will be issued on a quarterly basis, generally in the total amount of 250,000 shares per quarter. The shares shall be awarded to selected full-time employees who have gone beyond normal expectations in their contributions to our success as a whole.

     In January 2000, Mark L. Breier resigned as President and Chief Executive Officer. Per the terms of his employment agreement, we will continue to pay Mr. Breier his base salary from the date of his resignation until the lesser of twelve months or that number of months before which he obtains a position with another firm.

     In March 2000, James R. Lussier resigned as our Vice President, Business Operations and Corporate Strategy. Per the terms of his separation agreement, we will continue to pay Mr. Lussier his base salary for four months after the date of separation agreement.

     In July 2000, Gordon F. James resigned as our Senior Vice President and Chief Information Officer. Upon his resignation, Mr. Jones was paid his second quarter Retention Bonus of $61,875.

     In July 2000, C. Richard Neely, Jr. resigned as our Senior Vice President of Finance and Administration and Chief Financial Officer and John D. Vigoureaux resigned as our Senior Vice President, Sales and Marketing. Upon their resignations, Messrs. Neely and Vigoreaux were paid their second quarter Retention Bonuses of $78,125.

RETENTION BONUSES

     We will pay a "Retention Bonus" based upon attainment of the Corporate Revenue, Margin and Expense goals by quarter to certain employees. These bonuses will be payable quarterly within two weeks of the quarterly earnings release date. These bonuses will be available through the quarter ended December 31, 2000 and any decision to extend said bonus will be at the discretion of the Compensation Committee. To receive the bonus the executive must be an active employee of Beyond.com at the time the bonus is paid.

The "Retention Bonuses" will be awarded as follows:

Name of Employee                        Amount of Quarterly "Retention Bonus"
----------------                        -------------------------------------
Montgomery Mars                                      $ 71,875.00
Eric Chatham                                         $ 85,937.50
Steve Cooker                                         $ 31,250.00
Don Beery                                            $ 23,750.00
Brian Mellea                                         $ 16,250.00
                                                     -----------
Total:                                               $229,062.50
                                                     ===========

RELATIONSHIP WITH CYBERSOURCE CORPORATION

     Pursuant to the terms of an agreement entered into in connection with the spin-off of CyberSource Corporation ("CyberSource"), we use services supplied by CyberSource on a non-exclusive basis. These services relate to credit card processing, fraud screening, export control, sales tax computation, electronic licensing, hosting of electronic downloads and fulfillment notification. Any discontinuation of such services, or any reduction in performance that requires us to replace such services, could be disruptive to our business. We also received a non-exclusive license to certain CyberSource technology. Under the services agreement, we are obligated to compensate CyberSource on a basis of services used per order or transaction. At the time these agreements were negotiated, all of our directors were also directors of CyberSource and other members of our management team joined CyberSource as executive officers. As a result, these and subsequent agreements may not be deemed the result of arm's length negotiations. Further, although we and CyberSource are engaged in different businesses, the two companies currently have no policies to govern the pursuit or allocation of corporate opportunities between CyberSource and us in the event they arise. Our business could be adversely affected if the overlapping board members of the two companies pursue CyberSource's interests over ours either in the course of intercompany transactions or where the same corporate opportunities are available to both companies.

     In connection with the CyberSource spin-off, we approved loans in amounts equal to the adverse incremental income tax any stockholder incurred as a result of the spin-off and the transactions contemplated thereby. In April 1998, we loaned $270,000 to William S. McKiernan, the sole stockholder incurring such adverse tax consequences, so as to offset Mr. McKiernan's incremental 1997 income tax. The loan to Mr. McKiernan is secured by 129,808 shares of common stock held by Mr. McKiernan and was due and payable no later than December 17, 1999. Interest accrued on the loan to Mr. McKiernan at the rate of six and two hundredths percent (6.02%), compounded annually. In May 1999, Mr. McKiernan had fully repaid the principal plus all interest incurred.

     We entered into a Software License Agreement with CyberSource in June 1999, pursuant to which CyberSource purchased a perpetual, transferable, worldwide license to copy, modify, market and otherwise use technology related to transaction processing services. Pursuant to the terms of the agreement, we will not license or otherwise distribute the software to any of CyberSource's competitors through June 2001, and CyberSource will own all modifications or derivative works of the software. We will indemnify CyberSource against any legal cause of action brought against CyberSource to the extent that the cause of action is based on a claim that the software infringes any intellectual property rights of a third party, and CyberSource will indemnify us against any legal cause of action brought against us to the extent that the cause of action is based on a claim that any modification or derivative of the software infringes any intellectual property rights of a third party. The purchase price of the license was $600,000.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's common stock as of June 30, 2000 by (a) each stockholder known by the Company to be the beneficial owner of more than five percent of the Company's common stock, (b) each director and nominee for director of the Company, (c) each Named Executive Officer and (d) all executive officers, directors and nominees for director who beneficially own shares, as a group.

                                                               NUMBER OF SHARES          PERCENTAGE OF SHARES
5% BENEFICIAL OWNERS, DIRECTORS AND NAMED EXECUTIVE OFFICERS  BENEFICIALLY OWNED         BENEFICIALLY OWNED(1)
------------------------------------------------------------  ------------------         ---------------------
William S. McKiernan(2).....................................      7,476,626                      19.6%
Mark L. Breier(3)...........................................         25,274                         *
Kendall M. Fargo(4).........................................         11,500                         *
John D. Vigouroux(5)........................................                                        *
Gordon F. Jones(6)..........................................                                        *
Richard Scudellari..........................................         40,000                         *
Ronald S. Posner(7).........................................                                        *
Mark W. Bailey(8)...........................................                                        *
Ronald S. Smith.............................................             --                         *
All directors and executive officers as a group
(8 persons)(9)..............................................                                     19.8%

----------

 *   Represents beneficial ownership of less than 1% of our Common Stock.

(1) Number of shares beneficially owned is determined based on 38,055,126 shares outstanding as of June 30, 2000. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. The number of shares beneficially owned by a person includes shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of June 30, 2000. Such shares issuable pursuant to such options are deemed outstanding for computing the percentage ownership of the person holding such options but not deemed outstanding for the purposes of computing the percentage ownership of each other person. To our knowledge, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table. Unless otherwise indicated, the address of each of the individuals named above is: c/o Beyond.com Corporation, 3200 Patrick Henry Drive, Santa Clara, California 95054.

(2) Includes 7,643,858 shares held by Mr. McKiernan and 30,768 shares held by members of Mr. McKiernan's immediate family. Mr. McKiernan disclaims beneficial ownership of the shares held by his immediate family.

(3) Includes options to purchase 501,392 shares of common stock that vest within 60 days of June 30, 2000, held by Mr. Breier.

(4) Includes options to purchase 105,747 shares of common stock that vest within 60 days of June 30, 2000, held by Mr. Fargo.

(5) Includes options to purchase 118,957 shares of common stock that vest within 60 days of June 30, 2000, held by Mr. Vigouroux.

(6) Includes options to purchase 99,998 shares of common stock that vest within 60 days of June 30, 2000, held by Mr. Jones.

(7) Includes options to purchase 9,333 shares of common stock that vest within 60 days of June 30, 2000, held by Mr. Posner.

(8) Includes options to purchase 1,917 shares of common stock that vest within 60 days of June 30, 2000, held by Mr. Bailey.

(9) Includes options to purchase 837,351 shares of common stock that vest within 60 days of June 30, 2000, held by all directors and executive officers of the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph which follows shall not be deemed to be incorporated by reference into any such filings.

     In April, 1998, the Board of Directors established the Compensation Committee of the Board of Directors (the "Compensation Committee"). The Compensation Committee has responsibility for reviewing and developing compensation policies applicable to the Company's executive officers and directors, making recommendations to the Board of Directors regarding all forms of compensation to executive officers and directors, and administering the Company's 1995 and 1998 Stock Option Plans, the 1999 Stock Incentive Plan, the 1999 Non-Qualified Stock Option Plan and the 1999 Employee Stock Purchase Plan (collectively, the "Plans"), under which option grants may be made to executive officers and other key employees.

EXECUTIVE COMPENSATION PHILOSOPHY

     The Compensation Committee believes that the primary goal of the Company's executive compensation program should be related to creating stockholder value. The executive compensation policies of the Compensation Committee are designed to provide incentives to create stockholder value by attracting, retaining and motivating executive talent that contributes to the Company's long-term success, by rewarding the achievement of the Company's short-term and long-term strategic goals, by linking executive officer compensation and stockholder interests through grants of awards under the Plans and by recognizing individual contributions to Company performance. The Committee evaluates the performance of the Company and compares it to other companies of similar size engaged in activities similar to those of the Company. The compensation of the Company's Named Executive Officers in 1999 consisted of base salaries, bonuses and stock options.

     The Compensation Committee reviews the available competitive data, evaluates the particular needs of the Company, and evaluates each executive's performance to arrive at a decision regarding compensation programs.

1999 EXECUTIVE COMPENSATION

     For services performed in 1999, executive compensation consisted of base salary, bonuses and grants of stock options under the Plans. The stock options vest over time.

     Base Salary and Bonuses. Base salaries and bonuses for the Company's executive officers (other than the President and Chief Executive Officer) are determined primarily on the basis of the executive officer's responsibility, qualification and experience, as well as the general salary practices of peer companies among which the Company competes for executive talent. The Committee reviews the base salaries of these executive officers annually (or more frequently, if the Committee deems it appropriate) in accordance with certain criteria determined primarily on the basis of certain factors which include (i) individual performance, (ii) the functions performed by the executive officer and (iii) changes in the compensation peer group in which the Company competes for executive talent. The weight that the Compensation Committee places on such factors may vary from individual to individual and necessarily involves subjective determinations of individual performance.

     Long-Term Incentive Compensation Awards. The Plans provide for grants to key executives and employees of the Company of (i) shares of Common Stock of the Company, (ii) options or stock appreciation rights ("SARs") or similar rights, or (iii) any other security with the value derived from the value of the Common Stock of the Company or other securities issued by a related entity. The Compensation Committee may make grants under the Plans based on a number of factors, including (a) the executive officer's or key employee's position in the Company, (b) his or her performance and responsibilities, (c) the extent to which he or she already holds an equity stake in the Company, and (d) contributions and anticipated contributions to the success of the Company's financial performance. In addition, the size, frequency, and type of long-term incentive grants are generally determined on the basis of past granting practices, fair market value of the Company's stock, tax consequences of the grant to the individual and the Company, accounting impact, and the number of shares available for issuance. However, the Plans do not provide any formulaic method for weighing these factors, and a decision to grant an award is based primarily upon the Compensation Committee's evaluation of the past as well as the future anticipated performance and responsibilities of each individual. The Compensation Committee may also consult with compensation consultants with respect to long-term incentives and other compensation awards.

DEDUCTIBILITY OF COMPENSATION

     Section 162(m) of the Internal Revenue Code denies a deduction for compensation in excess of $1 million paid to certain executive officers, unless certain performance, disclosure, and stockholder approval requirements are met. Option grants under the Company's Stock Incentive Plan are intended to qualify as "performance-based" compensation not subject to the Section 162(m) deduction limitation. In addition, the Committee believes that a substantial portion of the compensation program would be exempted from the $1 million deduction limitation.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Employment Agreements. The base salary for Mark L. Breier, the Company's President and Chief Executive Officer, was established by a previously negotiated employment agreement with the Company. Pursuant to the terms of Mr. Breier's employment agreement, Mr. Breier is guaranteed an aggregate annual base salary of $200,000 and is eligible to participate in the Company's employee benefit plans and executive compensation programs. Also, under the employment agreement, Mr. Breier is entitled to annual contingent bonuses up to a maximum of $50,000 based on the attainment of certain criteria, which are determined annually at the beginning of each year. Mr. Breier's agreement may be terminated by either party at any time. Consistent with the Company's policy of providing incentive to its executive officers which links compensation to stockholders' interests, Mr. Breier's agreement also provides for an initial grant of an option to acquire 1,000,000 shares of the Company's Common Stock subject to a four-year vesting schedule. During 1999, Mr. Breier was awarded an option to acquire an additional 250,000 shares of the Company's Common Stock subject to a four year vesting schedule. During 1999, Mr. Breier received $290,000 in salary and a bonus of $34,000 which was awarded pursuant to the achievement of previously established goals. The decision to increase Mr. Breier's salary during 1999 was based on a number of criteria including: base salaries of chief executive officers of peer companies; the Company's performance during 1998 and early 1999; and Mr. Breier's performance during 1998 and early 1999.

     The base salary for Ronald S. Smith, the Company's President and Chief Executive Officer pending the receipt of his authorization to work in the United States, was also established by a previously negotiated employment agreement with the Company. Pursuant to the terms of Mr. Smith's employment agreement, Mr. Smith will earn a base salary of $35,420 per month, subject to adjustment in good faith by the Company's Board of Directors. Pursuant to the employment agreement, Mr. Smith will be eligible to earn an annual bonus in the amount of $200,000, payable quarterly. Such bonus will be based upon the attainment of objectives mutually agreed upon by the Company and Mr. Smith. The Company will also pay Mr. Smith a sign-on bonus of $100,000 within 15 days of his start date. Consistent with the Company's policy of providing incentive to its executive officers which links compensation to stockholders' interests, Mr. Smith's agreement provides for an initial grant of an option to acquire 1,100,000 shares of the Company's Common Stock subject to a four-year vesting schedule. Additionally, the Company will provide Mr. Smith with reimbursement for reasonable living expenses, including a one-bedroom condominium in the Greater San Jose Area and four roundtrip tickets per month to Ontario, Canada. Mr. Smith's agreement may be terminated by either party at any time.


                                                      THE BOARD OF DIRECTORS

                                                      William S. McKiernan
                                                      Ronald S. Smith
                                                      Mark W. Bailey
                                                      Richard Scudellari

PERFORMANCE GRAPH

     The following line graph compares the yearly percentage change in (i) the cumulative total stockholder return on the Company's Common Stock since June 17, 1998 with (ii) cumulative total stockholder return on (a) the Nasdaq Stock Market -- U.S. Index and (b) the Hambrecht & Quist Internet Index. The comparison assumes an investment of $100 on June 17, 1998 and reinvestment of dividends, if any. The stock price performance shown on the graph is not necessarily indicative of future price performance.


                               [PERFORMANCE GRAPH]

                                                        NASDAQ STOCK MARKET      HAMBRECHT & QUIST
                                      BEYOND.COM              (U.S.)               INTERNET INDEX
                                      ----------        -------------------      -----------------
        06/17/98...................      100                   100                      100
        6/30/98....................      213                   107                      116
        9/30/98....................      115                    97                       93
        12/31/98...................      231                   125                      160
        3/31/99....................      291                   140                      271
        6/30/99....................      319                   153                      279
        9/30/99....................      136                   157                      287
        12/31/99...................       87                   226                      556

                                  OTHER MATTERS

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission (the "SEC") and The Nasdaq Stock Market. Such officers, directors and ten-percent stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for such persons, the Company believes that its executive officers, directors and ten-percent stockholders complied with all Section 16(a) filing requirements applicable to them.

OTHER MATTERS

     The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

                                                THE BOARD OF DIRECTORS

Dated:
      --------------------------